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                                                       EXHIBIT 12(a)(5)(ii)

[IMS GRAPHIC]                           [COGNIZANT TECHNOLOGY SOLUTIONS GRAPHIC]

                                        NEWS

                                        FOR IMMEDIATE RELEASE
Contacts:
Michael Gury                        Brian Maddox/Scot Hoffman
IMS Communications                  Cognizant Comms. (c/o FD Morgen-Walke)
(203) 319-4730                      (212) 850-5600

Darcie Peck                         Gordon Coburn
IMS Investor Relations              Cognizant Chief Financial Officer
(203) 319-4766                      (201) 678-2712


                  IMS, COGNIZANT TECHNOLOGY SOLUTIONS ANNOUNCE
                    SUCCESSFUL COMPLETION OF EXCHANGE OFFER

FAIRFIELD, CT and TEANECK, NJ, February 7, 2003 - IMS Health (NYSE: RX) and Cognizant Technology Solutions (Nasdaq: CTSH) today jointly announced the successful completion of the exchange offer to distribute IMS's majority interest in Cognizant. The exchange offer, which was oversubscribed, expired at 12 midnight, EST on February 6, 2003.

        IMS commenced the exchange offer on January 9, 2003 and offered to exchange 0.309 shares of Cognizant stock for each share of IMS common stock tendered.

        The exchange ratio represents a premium of approximately 17 percent on the IMS share price, based on the February 6 closing price of $16.48 per IMS share and $62.48 per Cognizant share.

        Based on a preliminary count by the exchange agent, 177,190,621 shares of IMS common stock were tendered for exchange, including 95,982,407 shares tendered by notice of guaranteed delivery. Under terms of the offer, IMS will accept 36,540,129 tendered IMS common shares in exchange for the 11,290,900 Cognizant common shares that it owns. Because the offer is oversubscribed, IMS will reduce the number of IMS shares it accepts on a pro-rata basis in proportion to the number of shares tendered. The preliminary proration factor is
20.6 percent, assuming all shares tendered are delivered under terms of the exchange offer. The final proration factor will be announced on or before February 14, 2003.

        Shareholders who own an "odd-lot," which is a total of less than 100 IMS shares, and who tendered all of their shares will generally not be subject to proration.

        Certificates for shares of Cognizant common stock, checks in lieu of fractional Cognizant shares and shares of IMS common stock tendered but not accepted for exchange will be delivered or mailed on or before February 14, 2003.

IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER

        Investors are urged to read the documents that IMS and Cognizant have filed and will file with the SEC in connection with the exchange offer. These documents contain important information about the terms and conditions of the exchange offer and the potential effect of the exchange offer on the companies and their stockholders. They can be accessed online at the SEC's website (http://www.sec.gov), as well as in the "Investors" areas on the IMS and Cognizant websites.

ABOUT IMS

        Operating in more than 100 countries, IMS Health is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. With $1.3 billion in 2001 revenue and nearly 50 years of industry experience, IMS offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including marketing effectiveness solutions for prescription and over-the-counter pharmaceutical products; sales optimization solutions to increase pharmaceutical sales force productivity; and consulting and customized services that turn information into actionable insights. Additional information is available at http://www.imshealth.com.

ABOUT COGNIZANT TECHNOLOGY SOLUTIONS

        Cognizant Technology Solutions Corp. is a leading provider of custom information technology design, development, integration and maintenance services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, systems integration and business process outsourcing services through its onsite/offshore outsourcing model. Cognizant's more than 6,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India and Ireland, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent

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third-party assessor and was recently ranked as the top information technology company in Forbes' 200 Best Small Companies in America and in BusinessWeek's Hot Growth Companies.

                                       ###

This press release includes certain forward looking statements. Although IMS Health and Cognizant believe the expectations contained in such forward-looking statements are reasonable, they can give no assurance that such expectations will prove correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences for IMS Health include, but are not limited to (i) the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. dollar, and the ability to successfully hedge such risks,
(ii) to the extent IMS Health seeks growth through acquisitions and joint ventures, the ability to identify, consummate and integrate acquisitions and ventures on satisfactory terms, (iii) the ability to develop new or advanced technologies and systems for its businesses on time and on a cost-effective basis, and the ability to implement cost-containment measures, (iv) regulatory, legislative and enforcement initiatives, particularly in the areas of medical privacy and tax, (v) to the extent unforeseen cash needs arise, the ability to obtain financing on favorable terms, and (vi) deterioration in economic conditions, particularly in the pharmaceutical, healthcare or other industries in which IMS Health's customers operate.

Potential risks and uncertainties that could cause or contribute to differences for Cognizant include, but are not limited to: (i) the significant fluctuations of Cognizant's quarterly operating results caused by a variety of factors, many of which are not within Cognizant's control, including (a) the number, timing, scope and contractual terms of application design, development and maintenance projects, (b) delays in the performance of projects, (c) the accuracy of estimates of costs, resources and time to complete projects, (d) seasonal patterns of Cognizant's services required by customers, (e) levels of market acceptance for Cognizant's services, (f) potential adverse impacts of new tax legislation, and (g) the hiring of additional staff; (ii) changes in Cognizant's billing and employee utilization rates; (iii) Cognizant's ability to manage its growth effectively, which will require Cognizant (a) to increase the number of its personnel, particularly skilled technical, marketing and management personnel, (b) to find suitable acquisition candidates to support geographic expansion, and (c) to continue to develop and improve its operational, financial, communications and other internal systems, in the United States, India and Europe; (iv) Cognizant's limited operating history with unaffiliated customers; (v) Cognizant's reliance on key customers and large projects; (vi) the highly competitive nature of the markets for Cognizant's services; (vii) Cognizant's ability to successfully address the continuing changes in information technology, evolving industry standards and changing customer objectives and preferences; (viii) Cognizant's reliance on the continued services of its key executive officers and leading technical personnel; (ix) Cognizant's ability to attract and retain a sufficient number of highly skilled employees in the future; (x) Cognizant's ability to protect its intellectual property rights; (xi) the concentration of Cognizant's operations in India and the related geo-political risks of local and cross-border conflicts; (xii) terrorist activity, the threat of terrorist activity, and responses to and results of terrorist activity and threats, including, but not limited to, effects, domestically and/or internationally, on Cognizant, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions; (xiii) the effects, domestically and/or internationally, on Cognizant, its personnel and facilities, its customers and suppliers, financial markets and general economic conditions arising from hostilities involving the United States in Iraq or elsewhere; (xiv)general economic conditions; and (xv) uncertainties and risks described in Cognizant's filings with the Securities and Exchange Commission, including the exchange offer registration statement. Such forward-looking statements include risks and uncertainties; consequently, actual transactions and results may differ materially from those expressed or implied thereby. Additional information on factors that may affect the business and financial results of the companies can be found in filings of the companies made from time to time with the Securities and Exchange Commission.